Exhibit 4.1

ATMOS ENERGY CORPORATION

Officers’ Certificate Pursuant to Section 301 of the Indenture

March 4, 2019

Each of the undersigned, Daniel M. Meziere, Vice President and Treasurer, and Karen E. Hartsfield, Senior Vice President, General Counsel and Corporate Secretary of Atmos Energy Corporation (the “Company”) certifies, pursuant to the authority delegated to each of them, as an officer of the Company, pursuant to the resolutions adopted by the board of directors of the Company (the “Board”) on December 13, 2018 (copies of which resolutions are attached hereto as Exhibit I), that pursuant to Section 301 of the Indenture dated as of March 26, 2009 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), a series of debt securities of the Company is hereby established with the following terms and provisions (unless otherwise defined herein, capitalized terms used herein have the meaning given thereto in the Indenture):

1.    The title of the series of the securities to be issued is the 4.125% Senior Notes due 2049 (the “Notes”).

2.    The Notes are unsubordinated and will rank equally with all of the Company’s other unsecured and unsubordinated debt. Subordinated debt will rank junior to the Notes and the Company’s other senior debt.

3.    The aggregate principal amount of the Notes that initially may be issued under the Indenture, in connection with the Underwriting Agreement, dated as of February 25, 2019, among the Company and certain underwriters named therein, is $450,000,000, and the Stated Maturity of the Notes is March 15, 2049. The Notes shall be offered to the public at a price representing 99.606% of their principal amount.

4.    The Notes shall bear interest at the rate of 4.125% per annum. Interest on the Notes will be payable in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), beginning September 15, 2019. Interest payable on each Interest Payment Date will include interest accrued from and including March 4, 2019, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Holder in whose name the Notes are registered at the close of business on the March 1 or September 1 (whether or not a Business Day) preceding the respective Interest Payment Date. The payment of any Defaulted Interest on the Notes shall be payable to the Holders of the Notes on a Special Record Date established therefor pursuant to the Indenture, or shall be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

5.    Payment of the principal of (and premium, if any) and interest on the Notes will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City of New York, or at such other office or agency of the

Company as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. So long as the Notes remain in book-entry form, all payments of principal and interest will be made by the Company in immediately available funds.

6.    The Company may redeem the Notes prior to maturity at the Company’s option, at any time in whole or from time to time in part. Prior to September 15, 2048, the Redemption Price will be equal to the greater of:

(a)    100% of the principal amount of the Notes to be redeemed, and

(b)    as determined by the Quotation Agent (as defined below), the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the Notes to be redeemed that would be due if the Notes matured on the Par Call Date (as defined below), discounted to the Redemption Date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the Adjusted Treasury Rate (as defined below) plus 20 basis points; plus, in each case, accrued and unpaid interest on the principal amount of Notes to be redeemed to the Redemption Date.

At any time on or after September 15, 2048, the Redemption Price shall be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

“Adjusted Treasury Rate” means, for any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date;

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming the Notes matured on the Par Call Date) that would be used, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed;

“Comparable Treasury Price” means, for any Redemption Date, the average of the Reference Treasury Dealer Quotations for that Redemption Date;

“Par Call Date” means September 15, 2048;

“Quotation Agent” means any Reference Treasury Dealer appointed by the Company to act as a quotation agent;

“Reference Treasury Dealer” means each of BNP Paribas Securities Corp. and Wells Fargo Securities, LLC, and any Primary Treasury Dealer (as defined below) selected by CIBC World Markets Corp. and Credit Agricole Securities (USA) Inc. or any of such parties’ successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (each, a “Primary Treasury Dealer”), the Company will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer;

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee at 5:00 p.m., Eastern time, by such Reference Treasury Dealer on the third Business Day preceding such Redemption Date; and

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal and interest on such Note that would be due after the related Redemption Date but for such redemption; provided, however, that if such Redemption Date is not an Interest Payment Date, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such Redemption Date.

7.    In the case of a partial redemption of the Notes, the Notes to be redeemed shall be selected by the Trustee in accordance with the procedures of the Depository from the outstanding Notes not previously called for redemption. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed at its registered address. If any Notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount of the Notes to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for the cancellation of the original Note. A partial redemption will not reduce the portion of any Note not being redeemed to a principal amount of less than $2,000. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or the portions of the Notes called for redemption.

8.    Section 703 of the Indenture is replaced with the following in its entirety for purposes of the Notes only:

The Company shall:

(1)    file with the Trustee, within 30 days after the Company has filed the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe), which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of such Sections, then the Company shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2)    file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(3)    transmit to all Holders, as their names and addresses appear in the Security Register, within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in TIA Section 313(c), such summaries of any information, documents and reports required to be filed by the Company pursuant to Subsections (1) and (2) of this Section 703 as may be required by rules and regulations prescribed from time to time by the Commission.

9.    The Company has no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption or sinking fund or analogous provisions or at the option of the Holder thereof.

10.    The entire principal amount of the Notes shall be payable upon declaration of acceleration of the Maturity of the Notes pursuant to the Indenture.

11.    The defeasance and covenant defeasance provisions of Article Fourteen of the Indenture shall apply to the Notes.

12.    The Trustee, the initial Paying Agent and the initial Security Registrar for the Notes shall be U.S. Bank National Association. The Security Register for the Notes shall be initially maintained at, and the place where such Notes may be surrendered for registration of transfer or exchange shall be, the Trustee’s Corporate Trust Office located at 1349 West Peachtree Street, Suite 1050, Atlanta, Georgia 30309.

13.    The Notes will be issued in registered permanent global form and evidenced by a global security (the “Global Security”) in substantially the form attached hereto as Exhibit II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have imprinted or otherwise reproduced thereon such legend or legends or endorsements, not inconsistent with the provisions of the Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with any rules of any securities exchange or to conform to general usage, all as may be determined by the officers executing the Global Security, as evidenced by their execution of the Global Security. The beneficial owners of interests in the Global Security may exchange such interests for Notes in certificated form (the “Definitive Notes”) only in limited circumstances as provided in the Indenture. In the event that Definitive Notes are issued in exchange for a Global Security, the form of certificate evidencing each Definitive Note shall be in substantially the form of the attached Global Security, with such changes as are necessary to evidence the Notes in definitive form rather than as a Global Security. The Company initially appoints DTC to act as Depository with respect to the Notes.

14.    The Notes are issuable in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

15.    The Events of Default set forth in the Indenture shall apply to the Notes.

16.    The Company will not pay Additional Amounts on the Notes held by any Holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted.

17.    The Company may, at any time, without the consent of the Holders of the Notes, create and issue additional securities having the same ranking, interest rate, maturity and other terms as the Notes. Any such additional securities shall be consolidated and form the same series of the Notes having the same terms as to status, redemption and otherwise as the Notes under the Indenture.

Each of us further certifies that the form and terms of the Notes as established in this certificate have been established pursuant to Section 301 of the Indenture and comply with the Indenture.

[Signature page follows]

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:
	Name:	Daniel M. Meziere
	Title:	Vice President and Treasurer

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:
	Name:	Karen E. Hartsfield
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Officers’ Certificate Pursuant to Section 301 of the Indenture